As filed with the Securities and Exchange Commission on March 10, 2015

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
____________________

NOVATEL WIRELESS, INC.
(Exact name of registrant as specified in its charter)
____________________

Delaware	86-0824673
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
9645 Scranton Road, Suite 205
San Diego, CA 92121
(Address of Principal Executive Offices)(Zip Code)
____________________

Novatel Wireless, Inc. 2009 Omnibus Incentive Compensation Plan
(Full title of the plan)
____________________

Michael A. Newman
Executive Vice President, Chief Financial Officer and Secretary
Novatel Wireless, Inc.
9645 Scranton Road, Suite 205
San Diego, CA 92121
(Name and address of agent for service)
(858) 812-3400
(Telephone number, including area code, of agent for service)
____________________

Copy To:
Teri O’Brien, Esq.
Paul Hastings LLP
4747 Executive Drive, 12th Floor
San Diego, CA 92121

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer	☒

Non-accelerated filer (Do not check if a smaller reporting company) ☐	Smaller reporting company	☐

CALCULATION OF THE REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.001 per share	3,000,000 (2)	$4.81(3)	$14,430,000(3)	$1,676.77

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of the common stock, par value $0.001 per share (the “Common Stock”), of Novatel Wireless, Inc. (the “Registrant”) that may be offered or issued under the Novatel Wireless, Inc. 2009 Omnibus Incentive Compensation Plan (the “Plan”) to prevent dilution resulting from stock splits, stock dividends, recapitalizations, or similar transactions.

(2)
Represents 3,000,000 shares of Common Stock reserved for future grant under the Plan, as approved by the stockholders of the Registrant on November 17, 2014. The Registrant previously registered 2,500,000 shares of Common Stock under the Plan on the Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on November 10, 2009 (File No. 333-163033), 1,500,000 shares of Common Stock under the Plan on the Registration Statement on Form S-8 filed with the Commission on August 25, 2011 (File 333-176489), and 3,000,000 shares of Common Stock under the Plan on the Registration Statement on Form S-8 filed with the Commission on August 29, 2013 (File No. 333-190879).

(3)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) and Rule 457(c) under the Securities Act, based upon the average of the high and low prices of the Common Stock on March 9, 2015, as quoted on the NASDAQ Global Market. Pursuant to General Instruction E of Form S-8, the registration fee is calculated with respect to the additional securities registered on this Registration Statement only.

____________________
This Registration Statement will become effective upon filing in accordance with Rule 462 under the Securities Act.

EXPLANATORY NOTE
This Registration Statement on Form S-8 is being filed by Novatel Wireless, Inc., a Delaware corporation (the “Company”), to register an additional 3,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”), reserved for issuance under the Novatel Wireless, Inc. 2009 Omnibus Incentive Compensation Plan (the “Plan”).
Pursuant to General Instruction E of Form S-8, this Registration Statement hereby incorporates by reference the contents of the Company’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on August 29, 2013 (File No. 333-190879) (the “Prior Registration Statement”) and relates to securities of the same class as that to which the Prior Registration Statement relates.
Item 3.    Incorporation of Documents by Reference.
The following documents, which have been filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference, and shall be deemed to be a part hereof:
(a)    the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed on March 9,             2015;
(b)    the Company’s Current Report on Form 8-K filed with the Commission on February 19, 2015; and
(c)    the description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A filed on September 29, 2000, including any amendment or report filed for the purpose of updating such description.
All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, are incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents; except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Under no circumstances will any information filed under current Items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.
Item 5.    Interests of Named Experts and Counsel.
Not applicable
Item 6.    Indemnification of Directors and Officers.
Under Section 145 of the Delaware General Corporation Law (the “DGCL”), a corporation has the power to indemnify its directors and officers under certain prescribed circumstances and, subject to certain limitations, against certain costs and expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding, whether criminal, civil, administrative or investigative, to which any of them is a party by reason of his being a director or officer of the corporation if it is determined that he acted in accordance with the applicable standard of conduct set forth in such statutory provision. In addition, a corporation may advance expenses incurred by a director or officer in defending a proceeding upon receipt of an undertaking from such person to repay any amount so advanced if it is ultimately determined that such person is not eligible for indemnification. Our amended and restated certificate of incorporation provides that, pursuant to the DGCL, our directors shall not be liable for monetary damages to the fullest extent authorized under applicable law, including for breach of the directors’ fiduciary duty of care to us and our stockholders. This provision in our amended and restated certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Article 6 of our second amended and restated bylaws provides that we will indemnify, to the fullest extent authorized by the DGCL, each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of our company, whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer against all expenses, liability and loss reasonably incurred or suffered by such person in connection therewith.
In addition to the above, we have entered into indemnification agreements with each of our directors and officers. These indemnification agreements provide our directors and officers with the same indemnification and advancement of expenses as described above, and provide that our directors and officers will be indemnified to the fullest extent authorized by any future Delaware law that expands the permissible scope of indemnification. We also have directors’ and officers’ liability insurance, which provides coverage against certain liabilities that may be incurred by our directors and officers in their capacities as directors and officers of the Company.

Item 8.    Exhibits.

Exhibit Number
10.1	Novatel Wireless, Inc. 2009 Omnibus Incentive Compensation Plan (incorporated by reference to Appendix A to the Company’s Proxy Statement on Schedule 14A, filed October 14, 2014).

5.1*	Opinion of Paul Hastings LLP.

23.1*	Consent of Ernst & Young LLP.

23.2*	Consent of Paul Hastings LLP (included in opinion of counsel filed as Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page to this Registration Statement).

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on this 10th day of March, 2015.

NOVATEL WIRELESS, INC.

By:	/s/ MICHAEL A. NEWMAN
Michael A. Newman Executive Vice President, Chief Financial Officer and Secretary

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, jointly and severally, Alex Mashinsky and Michael Newman his or her attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any amendments (including post-effective amendments) to this Registration Statement on Form S-8 (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) of the Securities Act), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date
/s/ ALEX MASHINSKY	Chief Executive Officer and Director	March 10, 2015
Alex Mashinsky
/s/ MICHAEL A. NEWMAN	Executive Vice President, Chief Financial Officer and Secretary	March 10, 2015
Michael A. Newman
/s/ PHILIP FALCONE	Director	March 10, 2015
Philip Falcone
/s/ RUSSELL GERNS	Director	March 10, 2015
Russell Gerns
/s/ JAMES LEDWITH	Director	March 10, 2015
James Ledwith
/s/ ROBERT PONS	Director	March 10, 2015
Robert Pons
/s/ SUE SWENSON	Chairman of the Board of Directors	March 10, 2015
Sue Swenson
/s/ DAVID A. WERNER	Director	March 10, 2015
David A. Werner

EXHIBIT INDEX

Exhibit Number
10.1	Novatel Wireless, Inc. 2009 Omnibus Incentive Compensation Plan (incorporated by reference to Appendix A to the Company’s Proxy Statement on Schedule 14A, filed October 14, 2014).

5.1*	Opinion of Paul Hastings LLP.

23.1*	Consent of Ernst & Young LLP.

23.2*	Consent of Paul Hastings LLP (included in opinion of counsel filed as Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page to this Registration Statement).

* Filed herewith.